Woodward Reaches Settlement of Lawsuits Alleging Race and Gender Discrimination

ROCKFORD, IL -- 10/05/2006 -- A U.S. District Court Judge in Rockford today gave preliminary approval to a proposed settlement of the class action and EEOC lawsuits against Woodward Governor Company (NASDAQ: WGOV). The alleged race- and gender-based discrimination affect the company's Rockford and Rockton, Illinois facilities.

The proposed $5 million settlement will resolve the lawsuits in a manner that all parties believe to be fair and equitable.

Woodward denies that it engaged in any policy or practice of unlawful discrimination, or that it engaged in any other unlawful conduct. Woodward's members have always enjoyed equal employment opportunity with respect to job assignment, compensation, promotion, and all other terms and conditions of employment.

"The company voluntarily settled because we believe the actions we agreed to undertake demonstrate our strong commitment to equal employment opportunity. We also believe it is in the best interest of our shareholders and members to end an expensive four-year defense of Woodward's employment policies and practices. We have always ensured and will continue to ensure all our members are treated equitably and have the opportunity to build successful careers," said Thomas A. Gendron, Woodward President and Chief Executive Officer.

"We are satisfied with this resolution," said Steve Meyer, Woodward Global Human Resources Director. "This settlement allows Woodward to move forward with the commitments outlined in the agreement, which include process enhancements to our Human Resources program."

Of the $5 million settlement fund, $2.4 million is allocated for the class members in the race discrimination lawsuit employed at the Rockford or Rockton, Illinois facilities any time on or after May 8, 1999. $2.6 million is allocated for female members and former female members of Woodward who worked at the Rockford or Rockton, Illinois facilities since June 26, 2002. Gendron also noted that the costs associated with this settlement and legal expenses were previously accrued.

About Woodward

Woodward is the world's largest independent designer, manufacturer, and service provider of energy control solutions for aircraft engines, industrial engines and turbines, and power generation and mobile industrial equipment. The company's innovative control, fuel delivery, and combustion systems help customers worldwide operate cleaner, more reliable, and cost effective equipment. Woodward is headquartered in Rockford, Illinois, and serves global power generation, transportation, process industries, and aerospace markets from locations worldwide. Visit our website at www.woodward.com.

The statements in this release concerning the company's future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2005 and Form 10-Q for the quarter ended June 30, 2006. We expect to file the Form 10-K for the year ended September 30, 2006 by mid-December 2006.

Woodward Governor Company
5001 North Second Street
P.O. Box 7001
Rockford, IL 61125-7001
Tel: 815-877-7441
Fax: 815-639-6050

CONTACT:
Rose Briani-Burden
Business Communications
815-639-6282